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Exhibit 10.2

AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

        Amendment No. 2 (this "Amendment"), dated as of July 24, 2014, to the Stock Purchase Agreement, dated as of September 17, 2013, as amended by the Amendment to the Stock Purchase Agreement dated as of March 20, 2014 (the "Stock Purchase Agreement"), between Rockwood Specialties Group, Inc., a Delaware corporation ("Parent"), and Huntsman International LLC, a Delaware limited liability company ("Buyer" and, together with Parent, the "Parties").

RECITALS

        WHEREAS, capitalized terms used but not defined herein shall have the meanings assigned thereto in the Stock Purchase Agreement;

        WHEREAS, September 17, 2014 is the current Outside Date under the Stock Purchase Agreement;

        WHEREAS, as of the date hereof, despite the reasonable best efforts of the Parties in accordance with Section 4.5 of the Stock Purchase Agreement, the closing conditions set forth in Sections 5.2 and 6.2 of the Stock Purchase Agreement have not been satisfied;

        WHEREAS, the Parties do not anticipate that the closing conditions set forth in Sections 5.2 and 6.2 of the Stock Purchase Agreement will be satisfied before the Outside Date;

        WHEREAS, the Parties desire to amend Section 7.1(e) of the Stock Purchase Agreement to change the date to which either Parent or Buyer may extend the Outside Date to October 31, 2014;

        WHEREAS, the Parties desire to extend the Outside Date in accordance with the Stock Purchase Agreement, as amended by this Amendment;

        WHEREAS, in connection with the Stock Purchase Agreement, Buyer entered into that certain Second Amended and Restated Commitment Letter (the "Commitment Letter") among JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc. and Citicorp North America, Inc., Barclays Bank PLC, Goldman Sachs Bank USA, HSBC Bank USA, National Association, HSBC Securities (USA) Inc., PNC Bank, National Association, PNC Capital Markets LLC, Royal Bank of Canada, RBC Capital Markets, The Royal Bank of Scotland plc and RBS Securities Inc. (the "Commitment Parties") dated as of October 15, 2013, pursuant to which the Commitment Parties have agreed, subject to the terms and conditions set forth therein, to provide financing for the transactions contemplated by the Stock Purchase Agreement, plus the additional liquidity amounts contemplated by the Commitment Letter (altogether, the "Financing");

        WHEREAS, Section 15 the Commitment Letter provides that the commitments and undertakings of the Commitment Parties terminate on September 17, 2014 (the "Commitment Termination Date"); and

        WHEREAS, Buyer is exploring options to arrange for the Financing to be available for a period of time that extends at least until October 31, 2014 (the "Extended Financing"), such Extended Financing to be structured through one or more of (i) a funding into escrow of existing commitments, (ii) an extension of the Commitment Termination Date and/or (iii) some other method or combination of methods whereby Financing has been made available to Buyer on terms and conditions substantially no less favorable in the aggregate to Buyer than as set forth in the Commitment Letter.

        NOW, THEREFORE, the Parties agree as follows:

        SECTION 1.    Amendment.    The Stock Purchase Agreement is hereby amended by replacing Section 7.1(e) thereof in its entirety as follows:

          "(e) by Buyer or Parent by giving written notice to the other party, on or after October 31, 2014 (the "Outside Date"), if the Closing has not occurred (other than primarily as a result of action or inaction in contravention of this Agreement by the party seeking to terminate this Agreement or its Affiliates) in contravention of this Agreement."

        SECTION 2.    Effectiveness of the Amendment; Financing Covenant.

        (a)   Section 1 of this Amendment shall not become effective unless and until Buyer informs Parent that it has been successful in arranging for the Extended Financing.

        (b)   Buyer shall use its reasonable best efforts to arrange for the Extended Financing as soon as practicable; provided, however, that nothing in this Agreement shall obligate the Buyer to accept terms and conditions from prospective providers of Extended Financing that are substantially less favorable in the aggregate to Buyer than as set forth in the Commitment Letter. For the avoidance of doubt, the provisions of Section 4.22 of the Stock Purchase Agreement shall apply mutatis mutandis to any Extended Financing.

        SECTION 3.    Effect of Amendment.    Except as expressly set forth in Section 1 above, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Stock Purchase Agreement or any Ancillary Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Following the date of this Amendment, (a) all references to the Stock Purchase Agreement in the Stock Purchase Agreement or in any Ancillary Document shall be deemed to be the Stock Purchase Agreement, as amended by this Amendment, and (b) each reference to "hereof", "hereunder" and "herein" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Stock Purchase Agreement shall refer to the Stock Purchase Agreement, as amended by this Amendment.

        SECTION 4.    Counterparts.    This Amendment may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Execution and delivery of this Amendment by exchange of facsimile or other electronically transmitted counterparts (such as "pdf") bearing the signature of a Party shall be equally as effective as delivery of a manually executed counterpart by such Party.

        SECTION 5.    Miscellaneous.    The Parties hereby agree that the provisions of Article X of the Stock Purchase Agreement shall apply mutatis mutandis to the execution and delivery of, the interpretation and construction of, and the performance of the Parties' respective obligations under, this Amendment.

        IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

ROCKWOOD SPECIALTIES GROUP, INC.
By:	/s/ THOMAS J. RIORDAN
	Name:	Thomas J. Riordan
	Title:	Executive Vice President
HUNTSMAN INTERNATIONAL LLC
By:	/s/ J. KIMO ESPLIN
	Name:	J. Kimo Esplin
	Title:	Executive Vice President and Chief Financial Officer

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  Exhibit 10.2